Exhibit 11


Peter Kiewit Sons', Inc.
Calculation of Earnings per share
For the three years ended December 28, 1996
(dollars in thousands except per share data)

                                                                                            (C>
                                       Class C Stock                   Class D Stock
                                 1996        1995       1994         1996        1995         1994
Actual weighted shares
 outstanding for the period  10,655,886  13,384,434  15,697,724   23,201,190   21,718,792   20,438,806

Dilutive stock options using
 average market price                 -           -           -       62,498            -            -
                             ----------  ----------   ---------    ---------   ----------   ----------
Total number of  shares
  used to compute
  primary earnings
  per share                  10,655,886  13,384,434  15,697,724   23,263,688   21,718,792   20,438,806

Additional dilutive stock
 options using ending
 market price                         -           -           -       10,087            -            -

Additional dilutive shares
 assuming conversion of
 convertible debentures        370,159      311,622     230,576            -       51,420       83,711
                            ----------    ---------   ---------   ----------   ----------   ----------

Total number of shares
 used to compute fully
 diluted earnings
 per share                 11,026,045    13,696,056   15,928,300  23,273,775   21,770,212   20,522,517
                           ==========    ==========   ==========  ==========   ==========   ==========

Net income available
 to common
 shareholders             $  107,917    $   104,079  $    77,204  $  112,802   $  140,099   $   33,313

Add: Interest expense,
 net of tax effect
 associated with
 convertible debentures          402            282          164           -           93          163
                          ----------    -----------  -----------   ---------   ----------   ----------


Net income for fully
 diluted shares           $  108,319    $   104,361  $    77,368  $  112,802   $  140,192   $   33,476
                          ==========    ===========  ===========  ==========   ==========   ==========

Primary earnings
 per share                $    10.13    $      7.78  $      4.92  $     4.85   $     6.45   $     1.63
                          ==========    ===========  ===========  ==========   ==========   ==========

Fully diluted earnings
  per share*              $     9.82    $      7.62  $      4.86   $    4.85   $     6.44   $     1.63
                          ==========    ===========  ===========   =========   ==========   ==========

*Fully diluted earnings per share for Class C Stock in 1996 varies less than 3% from primary earnings per share prior to rounding.